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Exhibit 99.1

[GOLDEN WEST COMPANIES LOGO]	[FAIRPOINT COMMUNICATIONS, INC. LOGO]

GOLDEN WEST TELECOMMUNICATIONS COOPERATIVE AGREES TO
ACQUIRE
SOUTH DAKOTA RURAL TELEPHONE COMPANIES

        WALL, S.D. & CHARLOTTE, N.C.    (May 18, 2003)—Golden West Telecommunications Cooperative ("Golden West") announced today the signing of a definitive stock purchase agreement between Golden West Telephone Properties, Inc. and MJD Services Corp., a wholly-owned subsidiary of FairPoint Communications, Inc. ("FairPoint"), to acquire several South Dakota rural local exchange companies. Golden West Telephone Properties is a wholly-owned subsidiary of Golden West.

        The sale, expected to close by September 30, 2003, pending State and Federal regulatory approvals, includes approximately 4,150 access lines comprised of customers of Union Telephone Company of Hartford, Kadoka Telephone Co., Armour Independent Telephone Co. and its subsidiary, Bridgewater-Canistota Independent Telephone Co. The purchase will also include an Internet company, Union TelNet Inc., in addition to approximately 700 cable television customers of WMW Cable TV Co. (Hartford, SD).

        "We're very excited about the prospect of serving more customers in South Dakota," said Golden West General Manager George Strandell. "Golden West has a proud history of providing advanced services and outstanding customer service to rural communities in South Dakota. We're anxious to close the transaction so we can further enhance the services currently provided and offer the same level of customer service that has resulted in a 97% positive approval rating from the 38,000 people we currently serve."

        Strandell also states that purchasing the new exchanges strengthens Golden West's ability to serve all its customers in the future. "One factor influencing our decision to purchase these exchanges from FairPoint is that they lie adjacent to other Golden West properties in South Dakota, so we're expecting to gain operational efficiencies through this purchase making it easier to serve our customers in the years to come."

        "To FairPoint, because the South Dakota properties were isolated from our other properties, it became increasingly difficult to realize additional operating efficiencies," said Gene Johnson, FairPoint's Chief Executive Officer. "To Golden West, these properties are adjacent to its operations and offer numerous operational synergies." Johnson commented that he expects the Golden West sale will be largely transparent to the customer. "Golden West has been taking care of the technological needs of its rural South Dakota customers for more than 50 years and I'm sure this acquisition will be no exception." Johnson commented that FairPoint was assisted in this transaction by NationsMedia, a telecommunications merger, acquisition and investment bank firm focusing on telephony, wireless direct broadcast satellite, directory publishing and tower industries (www.nationsmedia.com).

        Customers in the communities affected by the pending sale can expect to receive additional information from Golden West as the closing date nears.

About Golden West

        Headquartered in Wall, South Dakota, Golden West Telecommunications and its subsidiary companies is currently the largest independent telephone company in South Dakota providing service to more than 38,000 telephone customers, 15,000 Internet customers, 3,200 cable television viewers,

3,000 paging customers and 225 call center customers. For more information about Golden West, visit its website at www.goldenwest.com.

About FairPoint

        FairPoint is a leading provider of telecommunications services in rural communities, offering an array of services including local voice, long distance, data and Internet primarily to residential customers. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 29 rural exchange companies located in 18 states. FairPoint serves its customers with more than 243,000 access lines. For additional information about FairPoint visit its website at www.fairpoint.com.

CONTACT: Dwight Flatt Golden West Companies Telephone: (605) 279-2161 Email: dwightflatt@goldenwest.com www.goldenwest.com	Timothy W. Henry FairPoint Communications, Inc. 704-227-3620 Thenry@FairPoint.com www.FairPoint.com

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  Exhibit 99.1
GOLDEN WEST TELECOMMUNICATIONS COOPERATIVE AGREES TO ACQUIRE SOUTH DAKOTA RURAL TELEPHONE COMPANIES